Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Reports Fourth Quarter and Fiscal Year 2020 Financial Results

Fiscal Fourth Quarter 2020 Financial Highlights

(All comparisons year-over-year unless otherwise noted)

•	Revenues of $17.0 million compared to $11.0 million, a 54% increase
•	Loss from operations of $(17.1) million compared to $(33.0) million
•	Net loss of $(18.9) million compared to $(35.2) million
•	Adjusted EBITDA of $(8.6) million compared to $(11.0) million

Fiscal Year 2020 Financial Highlights

(All comparisons year-over-year unless otherwise noted)

•	Revenues of $70.9 million compared to $60.8 million, a 17% increase
•	Loss from operations of $(39.2) million compared to $(66.9) million
•	Net loss of $(89.1) million compared to $(77.6) million
•	Adjusted EBITDA of $(17.7) million compared to $(31.4) million
•	Backlog of $1.29 billion, a decrease of 2.5%

DANBURY, CT – January 21, 2021 -- FuelCell Energy, Inc. (Nasdaq: FCEL) -- a global leader in fuel cell technology—with a purpose of utilizing its proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy—today reported financial results and key business highlights for its fourth fiscal quarter and fiscal year ended October 31, 2020.

“One year ago we launched our Powerhouse business strategy, with the first pillar of the strategy – Transform – containing the key deliverable of building a solid financial foundation,” said Mr. Jason Few, President and CEO. “Having made progress toward this goal, and as we look toward the second year of our journey, we intend to focus on operational and commercial excellence, while maintaining prudent capital deployment, reducing our overall cost of capital and focusing on lean resource management, cost reduction opportunities, and developing and defining a clear strategic roadmap for the Company. We are firmly focused on delivering revenue growth as we strive to capture the significant market opportunities that we believe lay before us with our proprietary technologies.”

Mr. Few continued, “During fiscal year 2020, we made progress executing on our project backlog, including completion of our 2.8 megawatt biogas power platform in Tulare, California. Additionally, we are near completion on the combined 8.8 megawatts of new power platforms at the U.S. Navy base in Groton, Connecticut and at the wastewater treatment facility in San Bernardino, California. We also recently began early stage construction activity on 24.5 megawatts of projects, including the Toyota hydrogen project at the Port of Long Beach, and utility scale projects in Yaphank, New York and Derby, Connecticut. Financially, we have improved our balance sheet through a series of strategic capital raises, allowing us to retire high-cost debt and providing unrestricted cash to execute on our strategic initiatives and growth plans.”

“The global marketplace is increasingly looking for cleaner energy solutions to combat climate change, made possible by regulatory support and private capital being deployed around the world. We are developing compelling innovations in distributed hydrogen, long-duration storage and carbon capture that we believe will differentiate FuelCell Energy solutions from others in the marketplace and will enable end-users to meet sustainability goals. Based on the initial policy objectives outlined by the incoming White

FuelCell Energy Fourth Quarter And Fiscal Year 2020 Results                                                                                     Page 2

House administration, we expect clean energy and climate policies in the U.S. to begin to match the pace of advancement seen in other markets such as Europe and Asia, and to be favorable toward development of the growing hydrogen economy,” added Mr. Jason Few.

“Operationally, continuous improvement and accelerating execution of our business plan are major focus areas for FuelCell Energy. For example, during fiscal year 2020, we made a number of improvements in our manufacturing processes and capabilities, focusing on increasing throughput and simplifying and streamlining production steps, while implementing applicable social distancing protocols. In late June, we restarted operations at our Torrington manufacturing facility with an annualized production rate of 17 megawatts. As a result of the improvements in our manufacturing processes and capabilities, the Company now has the capability to increase our annualized production rate up to 45 megawatts on a single production shift.”

Powerhouse Business Strategy Update

In January 2020, we launched our Powerhouse business strategy, which is focused on initiatives intended to Transform, Strengthen and Grow our company over a three-year period.

In the fourth quarter of fiscal 2020, we:

•

Received $3.0 million of funding support from the U.S. Department of Energy (“DOE”) to be used toward the development and commercialization of FuelCell Energy’s reversible solid oxide fuel cell (RSOFC) system, which performs water electrolysis for the production of hydrogen, stores hydrogen, and then produces power by using the produced hydrogen; and

•

Received an $8.0 million funding award from the DOE, in collaboration with the Office of Nuclear Energy, to support the design and manufacture of a SureSource® electrolysis platform capable of producing hydrogen.

Additionally, since the end of fiscal year 2020, we have:

•

Completed an underwritten offering of 25 million shares of common stock, resulting in net proceeds to the Company of approximately $156.3 million, after deducting underwriting discounts and commissions and other offering expenses;

•

Repaid all amounts owed, including accrued interest and prepayment fees, to the lenders and the agent under the Orion Credit Agreement, which totaled approximately $87.3 million, and resulted in the extinguishment of the Orion Credit Facility and the release of $11.2 million of restricted cash to the Company; and

•

Paid all amounts owed to Enbridge Inc. under the Series 1 Preferred Shares issued by a subsidiary of the Company, which totaled Cdn. $27.4 million, or approximately U.S. $21.5 million, following which Enbridge Inc. surrendered its Series 1 Preferred Shares.

Mr. Few concluded, “The four key product opportunities we are pursuing are: (1) distributed generation, (2) distributed hydrogen, (3) long-duration hydrogen energy storage and power generation as well as electrolysis, and (4) carbon capture, sequestration and utilization (CCSU). These technologies provide an opportunity for FuelCell Energy to be a key solutions provider and an enabler in the global clean energy transition. In fiscal year 2021, we are focused on commercially advancing new applications of our technology, including working toward delivery of our first demonstration solid oxide electrolysis platform, while continuing to execute on our backlog of projects and delivering our traditional distributed generation solutions.”

FuelCell Energy Fourth Quarter And Fiscal Year 2020 Results                                                                                     Page 3

Consolidated Financial Metrics

In this press release, FuelCell Energy refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures may not be comparable to similarly titled measures being used and disclosed by other companies. FuelCell Energy believes that this non-GAAP information is useful to an understanding of its operating results and the ongoing performance of its business. A reconciliation of EBITDA, Adjusted EBITDA and any other non-GAAP measures is contained in the appendix to this press release.

	Three Months Ended October 31,			Twelve Months Ended October 31,
(Amounts in thousands)	2020	2019	Change	2020	2019	Change
Total revenues	$ 16,999	$ 11,041	54%	$ 70,871	$ 60,752	17%
Gross loss	(8,045)	(23,389)	-66%	(7,725)	(21,269)	-64%
Loss from operations	(17,122)	(32,992)	-48%	(39,166)	(66,929)	-41%
Net Loss	(18,856)	(35,179)	-46%	(89,107)	(77,568)	15%
EBITDA	(11,573)	(28,958)	-60%	(19,789)	(54,576)	-64%
Net loss attributable to common stockholders	(19,656)	(36,003)	-45%	(92,438)	(100,245)	-8%
Net loss per basic and diluted share	$ (0.08)	$ (0.23)	-65%	$ (0.42)	$ (1.82)	-77%

Adjusted EBITDA	$ (8,550)	$ (10,959)	-22%	$ (17,704)	$ (31,412)	-44%

Fourth Quarter Fiscal 2020 Results

Note: All comparisons are between the fourth quarter of fiscal 2020 and the fourth quarter of fiscal 2019, unless otherwise specified.

Fourth quarter revenues increased 54% to $17.0 million, primarily reflecting increases in Service and License and Advanced Technologies contract revenues, partially offset by a decrease in Generation revenues.

•

Service and License revenues increased 623% to $5.4 million from $0.8 million. Service revenues included revenue recognized for module exchanges at three plant locations compared to no module exchanges in the comparable prior year period.

•

Generation revenues decreased 6% to $5.1 million from $5.5 million due to plant maintenance activities, primarily related to downtime while upgrades were performed at our 14.9 MW Bridgeport Fuel Cell facility.

•

Advanced Technologies contract revenues increased 48% to $6.4 million from $4.3 million as a result of revenues recognized in connection with our Joint Development Agreement with ExxonMobil Research and Engineering Company (“EMRE”), which was executed during the first quarter of fiscal 2020, and the timing of activity under other existing contracts.

Cost of service and license revenues in the quarter increased to $8.1 million from $3.8 million in the comparable prior year period, as the Company performed module exchanges for three projects, compared to no module exchanges in the comparable prior year period. Cost of generation revenues decreased to $10.3 million from $22.6 million. Results for the fourth fiscal quarter of 2019 include a non-cash impairment charge of $14.4 million, and results for the fourth fiscal quarter of 2020 include a non-cash impairment charge of $2.4 million. These non-cash impairment charges related to a decision by the Company made in the fourth fiscal quarter of 2019 to operate the Triangle Street Project under a merchant model and the Company’s use of the Triangle Street Project as a development platform for the Company’s advanced applications.

Gross loss totaled $(8.0) million, compared to $(23.4) million. The fourth quarter of fiscal 2020 was impacted by, among other things, timing and mix of advanced technology activities, higher service costs during the quarter, and an impairment charge of $2.4 million during the quarter relating to our Triangle

FuelCell Energy Fourth Quarter And Fiscal Year 2020 Results                                                                                     Page 4

Street Project. The fourth quarter of fiscal 2019 included non-cash impairment charges totaling $17.5 million related to our Triangle Street Project and the termination of the Bolthouse Farms Project power purchase agreement due to unfavorable regulatory changes.

Operating expenses decreased 5% to $9.1 million, compared to $9.6 million. This decrease was driven by a reduction in administrative and selling expenses reflecting the restructuring initiatives implemented in 2019, slightly offset by an increase in research and development expenses.

Net loss for the quarter totaled $(18.9) million compared to net loss of $(35.2) million. Net loss attributable to common stockholders for the quarter totaled $(19.7) million, or $(0.08) per share, compared to net loss attributable to common stockholders of $(36.0) million, or $(0.23) per share. The lower net loss per common share for the quarter ended October 31, 2020 is primarily due to the higher weighted average shares outstanding due to share issuances since October 31, 2019.

Adjusted EBITDA totaled $(8.6) million for the quarter compared to an Adjusted EBITDA of $(11.0) million for the comparable prior year period. Total depreciation and amortization expense for the quarter was $5.5 million, of which $4.3 million was attributable to our generation portfolio. Please see the discussion of non-GAAP financial measures, including EBITDA and Adjusted EBITDA, as well as applicable reconciliations in the appendix at the end of this release.

Fiscal Year 2020 Results

Note: All comparisons are between fiscal year 2020 and fiscal year 2019, unless otherwise specified.

Revenues increased 17% to $70.9 million from $60.8 million, primarily attributable to expanded Generation and Advanced Technologies activities.

•

Service and License revenues decreased 6% to $25.1 million from $26.6 million. Fiscal year 2020 included license revenues of $4.0 million recorded in connection with the Joint Development Agreement that was entered into with EMRE in early fiscal year 2020, compared with $10.0 million recorded in the prior fiscal year related to a separate license agreement entered into with EMRE. In addition, the prior fiscal year included revenue recorded for the Bridgeport Fuel Cell Project service agreement. Revenues are no longer being recognized under this service agreement as a result of the purchase of the project by a subsidiary of FuelCell Energy in May 2019.

•

Generation revenues increased 42% to $19.9 million from $14.0 million, reflecting revenue from electricity generated under our PPAs. The increase was due to additional revenue that was recorded for the PPA associated with the Bridgeport Fuel Cell Project, which was acquired in May 2019, and the Tulare BioMAT project, which commenced operations in December 2019.

•	Advanced Technologies contract revenues increased 31% to $25.8 million from $19.6 million, primarily due to revenues recognized in connection with the Company’s Joint Development Agreement with EMRE.

•	Product Sales decreased to $0 from $0.5 million.

Gross loss in fiscal year 2020 totaled $(7.7) million, compared to gross loss of $(21.3) million in fiscal year 2019.

Operating expenses for fiscal year 2020 decreased 31% to $31.4 million compared to $45.7 million in fiscal year 2019. Research and development expenses were $4.8 million in fiscal year 2020 compared to $13.8 million in fiscal year 2019.  This decrease reflects the reduction in spending resulting from the restructuring initiatives implemented in fiscal year 2019 and the reduction in the resources being allocated to internal

FuelCell Energy Fourth Quarter And Fiscal Year 2020 Results                                                                                     Page 5

research and development activities, as resources were instead allocated to funded Advanced Technologies projects. Administrative and selling expenses in fiscal year 2020 decreased to $26.6 million from $31.9 million in fiscal year 2019.  The decrease primarily relates to proceeds from a legal settlement of $2.2 million received during the fiscal year ended October 31, 2020, which was recorded as an offset to administrative and selling expenses, and higher legal and consulting costs incurred during the year ended October 31, 2019 in connection with the restructuring and refinancing initiatives undertaken by the Company in fiscal year 2019.

Net loss for fiscal year 2020 totaled $(89.1) million compared to net loss of $(77.6) million. Net loss attributable to common stockholders for fiscal year 2020 totaled $(92.4) million, or $(0.42) per share, compared to net loss attributable to common stockholders of $(100.2) million, or $(1.82) per share. Net loss and net loss attributable to common stockholders for fiscal year 2020 included a negative non-cash impact related to the change in fair value of common stock warrant liability of $37.1 million. The lower net loss per common share for the fiscal year ended October 31, 2020 is primarily due to the higher weighted average shares outstanding due to share issuances since October 31, 2019.

Adjusted EBITDA in fiscal year 2020 improved 44% to ($17.7) million, compared to ($31.4) million in fiscal year 2019. Please see the discussion of non-GAAP financial measures and Adjusted EBITDA in the appendix at the end of this release.

Unrestricted Cash and Financing Update

Fiscal Year 2020

During the fourth quarter, on October 2, 2020, the Company closed on an underwritten offering of approximately 50 million shares of its common stock. Net proceeds to the Company after deducting underwriting discounts and commissions and offering expenses totaled approximately $98.3 million.

As of October 31, 2020, unrestricted cash and cash equivalents totaled $149.9 million compared to $9.4 million as of October 31, 2019.

Subsequent to the 2020 Fiscal Year End~~:~~

On December 4, 2020, the Company closed on an underwritten offering of 25 million shares of its common stock. Net proceeds to the Company after deducting underwriting discounts and commissions and offering expenses totaled approximately $156.3 million.

Proceeds from this offering have been utilized as follows:

•

Extinguishment of Senior Secured Debt: On December 7, 2020, the Company paid $87.3 million to settle the outstanding principal, accrued but unpaid interest, prepayment premium, fees, costs and other expenses due and owing to the agent and the lenders under the Orion Credit Facility and the Orion Credit Agreement and related loan documents. Concurrently, the agent released all of the collateral from the liens granted under the security documents associated with the Orion Credit Facility, which included the release of $11.2 million of restricted cash to the Company.

FuelCell Energy Fourth Quarter And Fiscal Year 2020 Results                                                                                     Page 6

•

Payment under the Series 1 Preferred Shares: On December 17, 2020, the Company paid all amounts owed to Enbridge Inc. under the Series 1 Preferred Shares previously issued by a subsidiary of the Company, totaling $21.5 million U.S. dollars. Following such payment, Enbridge Inc. surrendered its Series 1 Preferred Shares and the Guarantee executed by the Company in favor of Enbridge was terminated.

•

Working Capital: The remaining $47.5 million of proceeds from the offering is unrestricted cash and may be used to accelerate the development and commercialization of our solid oxide platform and for project development, project financing, working capital support and general corporate purposes.

Backlog

	As of October 31,
(Amounts in thousands)	2020	2019	Change
Service	146,810	169,371	-13.3%
Generation	1,067,228	1,114,366	-4.2%
License	22,182	22,931	-3.3%
Advanced Technologies	49,153	11,978	310.4%
Total Backlog	$ 1,285,373	$ 1,318,646	-2.5%

Backlog decreased 2.5% to $1.29 billion as of October 31, 2020, reflecting the continued execution of backlog and adjustments to Generation backlog, primarily resulting from the decrease in fuel pricing which has lowered estimated future revenue. Partially offsetting these decreases was an increase in our Advanced Technologies backlog, primarily as a result of the Joint Development Agreement with EMRE.

Only projects for which we have an executed PPA are included in Generation backlog, which represents future revenue under long-term PPAs. Together, the Service and Generation portion of backlog had a weighted average term of approximately 18 years, with weighting based on the dollar amount of backlog and utility service contracts of up to 20 years in duration at inception.

Backlog represents definitive agreements executed by the Company and our customers. Projects sold to customers (and not retained by the Company) are included in product sales and Service backlog and the related Generation backlog is removed upon the sale.

Conference Call Information

FuelCell Energy will host a conference call today beginning at 10:00 a.m. EST to discuss the fourth fiscal quarter and full year results for fiscal year 2020 as well as key business highlights. Participants can access the live call via webcast on the Company website or by telephone as follows:

•

The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the January 21 earnings call event, or click here.

•	Alternatively, participants can dial 647-689-4106 and state FuelCell Energy or the conference ID number 9572604.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at

www.fuelcellenergy.com approximately two hours after the conclusion of the call.

FuelCell Energy Fourth Quarter And Fiscal Year 2020 Results                                                                                     Page 7

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and its business plans and strategies. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, ability to access certain markets, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, access to and ability to raise capital and attract financing, potential volatility of energy prices, rapid technological change, competition, the Company’s ability to successfully implement its new business strategies and achieve its goals, the Company’s ability to achieve its sales plans and cost reduction targets, changes by the U.S. Small Business Administration or other governmental authorities to, or with respect to the implementation or interpretation of, the Coronavirus Aid, Relief, and Economic Security Act, the Paycheck Protection Program or related administrative matters, and concerns with, threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including the novel coronavirus, and resulting supply chain disruptions, shifts in clean energy demand, impacts to customers’ capital budgets and investment plans, impacts to the Company’s project schedules, impacts to the Company’s ability to service existing projects, and impacts on the demand for the Company’s products, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) is a global leader in sustainable clean energy technologies that address some of the world’s most critical challenges around energy, safety and global urbanization. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for businesses, utilities, governments and municipalities. Our solutions are designed to enable a world empowered by clean energy, enhancing the quality of life for people around the globe. We target large-scale power users with our megawatt-class installations globally, and currently offer sub-megawatt solutions for smaller power consumers in Europe. To provide a frame of reference, one megawatt is adequate to continually power approximately 1,000 average sized U.S. homes. We develop turn-key distributed power generation solutions and operate and provide comprehensive service for the life of the power plant. Our fuel cell solution is a clean, efficient alternative to traditional combustion-based power generation, and is complementary to an energy mix consisting of intermittent sources of energy, such as solar and wind turbines. Our customer base includes utility companies, municipalities, universities, hospitals, government entities/military bases and a variety of industrial and commercial enterprises. Our leading geographic markets are currently the United States and South Korea, and we are pursuing opportunities in other countries around the world. FuelCell Energy, based in Connecticut, was founded in 1969.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy

# # # #

FuelCell Energy Fourth Quarter And Fiscal Year 2020 Results                                                                                     Page 8

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	October 31, 2020	October 31, 2019
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$149,867	$9,434
Restricted cash and cash equivalents – short-term	9,233	3,473
Accounts receivable, net	9,563	3,292
Unbilled receivables	8,041	7,684
Inventories	50,971	54,515
Other current assets	6,306	5,921
Total current assets	233,981	84,319

Restricted cash and cash equivalents – long-term	32,952	26,871
Project assets	161,809	144,115
Inventories – long-term	8,986	2,179
Property, plant and equipment, net	36,331	41,134
Operating lease right-of-use assets, net	10,098	-
Goodwill	4,075	4,075
Intangible assets, net	19,967	21,264
Other assets	15,339	9,489
Total assets	$523,538	$333,446

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$21,366	$21,916
Current portion of operating lease liabilities	939	-
Accounts payable	9,576	16,943
Accrued liabilities	15,681	11,452
Deferred revenue	10,399	11,471
Preferred stock obligation of subsidiary	938	950
Total current liabilities	58,899	62,732

Long-term deferred revenue	31,501	28,705
Long-term preferred stock obligation of subsidiary	18,265	16,275
Long-term operating lease liabilities	9,817	-
Long-term debt and other liabilities	150,651	90,140
Total liabilities	269,133	197,852

Redeemable Series B preferred stock (liquidation preference of $64,020 as of October 31, 2020 and 2019)	59,857	59,857
Total equity:
Stockholders’ equity Common stock ($0.0001 par value); 337,500,000 shares and 225,000,000 shares authorized as of October 31, 2020 and 2019, respectively; 294,706,758 and 193,608,684 shares issued and outstanding as of October 31, 2020 and 2019, respectively)	29	19
Additional paid-in capital	1,359,454	1,151,454
Accumulated deficit	(1,164,196)	(1,075,089)
Accumulated other comprehensive loss	(739)	(647)
Treasury stock, Common, at cost (56,411 and 42,496 shares as of October 31, 2020 and 2019, respectively)	(432)	(466)
Deferred compensation	432	466
Total stockholders’ equity	194,548	75,737
Total liabilities and stockholders’ equity	$523,538	$333,446

FuelCell Energy Fourth Quarter And Fiscal Year 2020 Results                                                                                     Page 9

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended October 31,
	2020	2019
Revenues:
Product	$-	$481
Service and license	5,436	752
Generation	5,148	5,474
Advanced Technologies	6,415	4,334
Total revenues	16,999	11,041

Costs of revenues:
Product	2,412	4,190
Service and license	8,127	3,777
Generation	10,297	22,595
Advanced Technologies	4,208	3,868
Total cost of revenues	25,044	34,430

Gross loss	(8,045)	(23,389)

Operating expenses:
Administrative and selling expenses	7,603	8,252
Research and development expense	1,474	1,351
Total costs and expenses	9,077	9,603

Loss from operations	(17,122)	(32,992)

Interest expense	(4,268)	(2,816)
Change in fair value of common stock warrant liability	2,225	-
Other income, net	314	649

Loss before provision for income taxes	(18,851)	(35,159)

Provision for income taxes	(5)	(20)

Net loss	(18,856)	(35,179)

Series B preferred stock dividends	(800)	(821)
Series D preferred stock deemed dividends	-	(3)

Net loss attributable to common stockholders	$(19,656)	$(36,003)

Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.08)	$(0.23)
Basic and diluted weighted average shares outstanding	256,375,578	154,408,279

FuelCell Energy Fourth Quarter And Fiscal Year 2020 Results                                                                                     Page 10

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Year Ended October 31,
	2020	2019
Revenues:
Product	$—	$481
Service and license	25,133	26,618
Generation	19,943	14,034
Advanced Technologies	25,795	19,619
Total revenues	70,871	60,752
Costs of revenues:
Product	9,924	18,552
Service and license	24,545	18,943
Generation	27,873	31,642
Advanced Technologies	16,254	12,884
Total costs of revenues	78,596	82,021
Gross loss	(7,725)	(21,269)
Operating expenses:
Administrative and selling expenses	26,644	31,874
Research and development expenses	4,797	13,786
Total costs and expenses	31,441	45,660
Loss from operations	(39,166)	(66,929)
Interest expense	(15,294)	(10,623)
Change in fair value of common stock warrant liability	(37,086)	—
Gain on extinguishment of financing obligation	1,801	—
Other income, net	684	93
Loss before provision for income taxes	(89,061)	(77,459)
Provision for income taxes	(46)	(109)
Net loss	(89,107)	(77,568)
Series A warrant exchange	—	(3,169)
Series B preferred stock dividends	(3,331)	(3,231)
Series C preferred stock deemed dividends and redemption value adjustment, net	—	(6,522)
Series D preferred stock deemed dividends and redemption accretion	—	(9,755)
Net loss attributable to common stockholders	$(92,438)	$(100,245)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.42)	$(1.82)
Basic and diluted weighted average shares outstanding	221,960,288	55,081,266

Appendix

FuelCell Energy Fourth Quarter And Fiscal Year 2020 Results                                                                                     Page 11

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA are alternate, non-GAAP measures of cash utilization by the Company.

These supplemental non-GAAP measures are provided to assist readers in determining operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation, restructuring charges and other unusual items such as the legal settlement recorded during the first quarter of fiscal 2020, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended October 31,		Year Ended October 31,
(Amounts in thousands)	2020	2019	2020	2019
Net loss	$ (18,856)	$ (35,179)	$ (89,107)	$ (77,568)
Depreciation and amortization (1)	5,549	4,034	19,377	12,353
Provision for income taxes	5	20	46	109
Other income, net(2)	(314)	(649)	(684)	(93)
Change in fair value of common stock warrant liability	(2,225)	-	37,086	-
Gain on extinguishment of financing obligation	-	-	(1,801)	-
Interest expense	4,268	2,816	15,294	10,623
EBITDA	$ (11,573)	$ (28,958)	$ (19,789)	$ (54,576)
Impairment expense	2,417	17,520	2,417	20,360
Stock-based compensation expense	606	479	1,868	2,804
Legal settlement (3)	-	-	(2,200)	-
Adjusted EBITDA	$ (8,550)	$ (10,959)	$ (17,704)	$ (31,412)

(1)

Includes depreciation and amortization on our Generation portfolio of $4.3 million and $13.9 million for the three months and year ended October 31, 2020, respectively, and $3.2 million and $7.4 million for the three months and year ended October 31, 2019, respectively.

(2)

Other (income)/expense, net includes gains and losses from transactions denominated in foreign currencies, changes in fair value of derivatives, and other items incurred periodically, which are not the result of the Company’s normal business operations.

(3)	The Company received a legal settlement of $2.2 million during the three months ended January 31, 2020, which was recorded as an offset to administrative and selling expenses.